As filed with the Securities and Exchange Commission on November 14, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PEDIATRIX MEDICAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	65-0271219 (I.R.S. employer identification no.)

1301 Concord Terrace
Sunrise, Florida 33323-2825
(Address of principal executive offices, including zip code)

Pediatrix Medical Group, Inc.
Amended and Restated Thrift and Profit Sharing Plan
(Full Title of Plan)

Brian T. Gillon
Executive Vice President, Corporate
Development, General Counsel and Secretary
Pediatrix Medical Group, Inc.
1301 Concord Terrace, Sunrise, Florida 33323-2825
(Name and address of agent for service)

(954) 384-0175
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount	Offering Price Per	Aggregate Offering	Amount of
To Be Registered	To Be Registered	Share (1)	Price (1)	Registration Fee

Common Stock, par value $.01 per share (2)	250,000 shares	$36.62	$9,155,000	$842.26

(1)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices reported for shares of Common Stock on the New York Stock Exchange on November 12, 2002.

(2)	This Registration Statement also covers rights to purchase the registrant’s Series A Junior Participating Preferred Stock that presently are attached to and trade with the Common Stock. Any value attributable to such rights is reflected in the market price of the Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

EXPLANATORY NOTE
PART I
PART II
SIGNATURES
POWERS OF ATTORNEY
AMENDED & RESTATED THRIFT & PROFIT SHARING PLAN
CONSENT OF PRICEWATERHOUSECOOPERS LLP

EXPLANATORY NOTE

     This Registration Statement will be used to register shares of common stock, par value of $.01 per share (the “Common Stock”), of the registrant and plan interests to be offered or sold pursuant to the Pediatrix Medical Group, Inc. Amended and Restated Thrift and Profit Sharing Plan (the “Plan”). Pursuant to General Instruction A.2 to Form S-8, this Registration Statement is being filed concurrently with the filing of the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2001.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

     *     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

     (a)  The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     (b)  The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.

     (c)  The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002.

     (d)  The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002.

     (e)  The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2001.

     (f)  The description of the registrant’s common stock contained in the Registration Statement on Form 8-A filed by the registrant with the Commission on September 14, 1995, including any amendment or report filed for the purpose of updating such description.

     (g)  The description of the rights to purchase the registrant’s Series A Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A filed by the registrant with the Commission on April 6, 1999, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents (such documents, and the documents described in paragraphs (a) through (c) above, being hereinafter referred to as “Incorporated Documents”).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Documents modifies or supersedes such first statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Florida Business Corporation Act permits a corporation to indemnify the following persons (using a case-by-case determination) against liabilities arising in the following circumstances:

     (i)  any person who was or is party to any proceeding by reason of his or her service as a director, officer, employee or agent of the corporation; or

     (ii)  any person serving in such capacity, at the request of the corporation, for another corporation or business entity.

     To be indemnified, a person seeking indemnification must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, such person must have had no reasonable cause to believe his or her conduct was unlawful. Under Florida law the corporation can indemnify such a person who is a party to any proceeding by or in the right of the corporation against expenses and amounts paid in settlement which were actually and reasonably incurred in connection with the defense or settlement of the proceeding. Such indemnification may not exceed the board of directors’ estimated expense of litigating the matter to a conclusion. No indemnification shall be made in respect of any issue as to which such person shall have been adjudged to be liable unless, and only to the extent that, a court shall determine, in view of all circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Under the Florida Business Corporation Act, indemnification for expenses actually and reasonably incurred in the defense of any proceeding is mandatory to the extent that a director, officer, employee or agent is successful in such defense. Florida law also allows a corporation to provide any other or further indemnification or advancement of expenses to its directors, officers, employees or agents; however such indemnification or advancement of expenses may not extend to situations where a final adjudication establishes that such person’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

     (i)  a criminal violation, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

     (ii)  a transaction from which such person derived an improper personal benefit;

     (iii)  in the case of a director, a circumstance under which the director would be liable for authorizing an improper distribution; or

     (iv)  willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor, or in a proceeding by or in the right of a shareholder.

     The amended and restated articles of incorporation of the registrant provide that the registrant shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by the current law. The registrant has secured insurance covering the registrant and its directors and officers and those of its principal subsidiaries and affiliate companies against certain liabilities.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     See Exhibit Index.

     The registrant has submitted or will submit to the Internal Revenue Service (the “IRS”) in a timely manner the Plan and any amendments thereto for a determination letter and has made or will make all changes, if any, required by the IRS in order to qualify the Plan under Sections 401(a) and 401(k) of the Internal Revenue Code.

Item 9.  Undertakings.

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change of such information in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)	The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section

13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida on November 14, 2002.

Pediatrix Medical Group, Inc.

By: /s/ Karl B. Wagner Name: Karl B. Wagner
Title: Chief Financial Officer

POWERS OF ATTORNEY

     Each person whose signature to this Registration Statement appears below hereby appoints Roger J. Medel, M.D., Kristen Bratberg and Karl B. Wagner, and each of them, as his or her attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file, all amendments to this Registration Statement, which amendments may make such changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Roger J. Medel, M.D. Roger J. Medel, M.D.	Chairman of the Board, Chief Executive Officer and Director	November 14, 2002

/s/ Karl B. Wagner Karl B. Wagner	Chief Financial Officer	November 14, 2002

/s/ Kristen Bratberg Kristen Bratberg	President and Director	November 14, 2002

/s/ Cesar L. Alvarez Cesar L. Alvarez	Director	November 14, 2002

Waldemar A. Carlo	Director	November , 2002

John K. Carlyle	Director	November , 2002

/s/ M. Douglas Cunningham M. Douglas Cunningham	Director	November 14, 2002

Michael B. Fernandez	Director	November , 2002

/s/ Roger K. Freeman, M.D. Roger K. Freeman, M.D.	Director	November 14, 2002

/s/ Ian M. Ratner, M.D. Ian M. Ratner, M.D.	Director	November 14, 2002

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustee (or such other person who administers the employee benefit plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida on November 14, 2002.

Pediatrix Medical Group, Inc. Amended and Restated Thrift and Profit Sharing Plan

By: /s/ Karl B. Wagner Name: Karl B. Wagner Title: Chief Financial Officer, Sponsor

EXHIBIT INDEX

Exhibit No.	Document Description

4.1	Amended and Restated Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 33-95086)).

4.2	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to the registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2000).

4.3	Articles of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated March 31, 1999).

4.4	Rights Agreement dated as of March 31, 1999, between the registrant and BankBoston, N.A., as rights agent, including the form of Articles of Designations of Series A Junior Participating Preferred Stock and the form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K dated March 31, 1999).

4.5*	Pediatrix Medical Group, Inc. Amended and Restated Thrift and Profit Sharing Plan.

23.1*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney (included on signature pages hereto).

*	Filed herewith.